Exhibit 99.1

FOR IMMEDIATE RELEASE

August 10, 2010

THE WALT DISNEY COMPANY REPORTS

THIRD QUARTER EARNINGS

BURBANK, Calif. – The Walt Disney Company today reported earnings for its third fiscal quarter and nine months ended July 3, 2010. Diluted earnings per share (EPS) for the third quarter increased 31% to $0.67 from $0.51 in the prior-year quarter. For the nine month period, EPS increased 24% to $1.60 from $1.29 in the prior-year period. The quarter and nine month results were driven by growth at Media Networks and Studio Entertainment. Media Networks benefitted from earlier recognition of previously deferred revenue at ESPN.

“We’re very pleased with our strong third quarter, in which we grew revenues substantially and improved profitability across the majority of our businesses,” said President and Chief Executive Officer Robert A. Iger. “Our performance underscores the value of sticking to a smart strategy even in tough times, of investing in the right people, and of focusing relentlessly on quality and innovation to drive growth in shareholder value.”

The following table summarizes the third quarter and nine-month results for fiscal 2010 and 2009 (in millions, except per share amounts):

	Quarter Ended			Nine Months Ended
	July 3, 2010	June 27, 2009	Change	July 3, 2010	June 27, 2009	Change
Revenues	$10,002	$8,596	16%	$28,321	$26,282	8%
Segment operating income (1)	$2,537	$1,849	37%	$5,869	$4,819	22%
Net income (2)	$1,331	$954	40%	$3,128	$2,412	30%
Diluted EPS (2)	$0.67	$0.51	31%	$1.60	$1.29	24%
Cash provided by operations	$1,883	$1,514	24%	$4,372	$3,581	22%
Free cash flow (1)	$1,377	$1,136	21%	$3,059	$2,454	25%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures below.
(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling (minority) interests.

EPS for the current quarter included a gain on the sale of the Power Rangers property ($43 million) and restructuring and impairment charges ($36 million), which collectively had no net impact on EPS. The Power Rangers gain is reported in “Other Income” in the Consolidated Statements of Income. The prior-year quarter included restructuring and impairment charges ($21 million) which had a $0.01 per share impact on EPS. Excluding these items, EPS increased 29% to $0.67 from $0.52 in the prior-year quarter.

In addition to the items discussed above, EPS for the current nine months included restructuring and impairment charges ($176 million), gains on the sales of investments in two television services in Europe ($75 million), and an accounting gain related to the acquisition of the Disney Stores in Japan ($22 million), which were recorded in the first half of the current year while the prior-year period included a gain on the sales of investments in two pay television services in Latin America ($114 million) and restructuring and impairment charges ($305 million) that were recorded in the first half of the prior year. The gains mentioned above are recorded in “Other Income” in the Consolidated Statements of Income. Excluding these items, EPS increased 19% to $1.62 from $1.36 in the prior-year nine months.

SEGMENT RESULTS

The following table summarizes the third quarter and nine-month segment operating results for fiscal 2010 and 2009 (in millions):

	Quarter Ended			Nine Months Ended
	July 3, 2010	June 27, 2009	Change	July 3, 2010	June 27, 2009	Change
Revenues:
Media Networks	$4,729	$3,961	19%	$12,748	$11,484	11%
Parks and Resorts	2,831	2,751	3%	7,942	7,823	2%
Studio Entertainment	1,639	1,261	30%	5,110	4,641	10%
Consumer Products	606	510	19%	1,948	1,779	9%
Interactive Media	197	113	74%	573	555	3%

	$10,002	$8,596	16%	$28,321	$26,282	8%

Segment operating income (loss):
Media Networks	$1,885	$1,319	43%	$3,915	$3,280	19%
Parks and Resorts	477	521	(8)%	1,002	1,074	(7)%
Studio Entertainment	123	(12)	nm	589	188	nm
Consumer Products	117	96	22%	493	458	8%
Interactive Media	(65)	(75)	13%	(130)	(181)	28%

	$2,537	$1,849	37%	$5,869	$4,819	22%

Media Networks

Media Networks revenues for the quarter increased 19% to $4.7 billion and segment operating income increased 43% to $1.9 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Nine Months Ended
	July 3, 2010	June 27, 2009	Change	July 3, 2010	June 27, 2009	Change
Revenues:
Cable Networks	$3,280	$2,563	28%	$8,346	$7,219	16%
Broadcasting	1,449	1,398	4%	4,402	4,265	3%

	$4,729	$3,961	19%	$12,748	$11,484	11%

Segment operating income:
Cable Networks	$1,676	$1,115	50%	$3,403	$2,776	23%
Broadcasting	209	204	2%	512	504	2%

	$1,885	$1,319	43%	$3,915	$3,280	19%

Cable Networks

Operating income at Cable Networks increased $561 million to $1.7 billion for the quarter due to an increase at ESPN and to a lesser extent, at the worldwide Disney Channel. The increase at ESPN was primarily due to earlier recognition of previously deferred revenues related to annual programming commitments. During the quarter, ESPN recognized a net $344 million of previously deferred revenue compared to a net deferral of $37 million in the prior-year quarter. In addition to the timing of deferred revenue recognition, ESPN growth reflected higher affiliate and advertising revenue, partially offset by higher programming and production costs. Higher affiliate revenue was due to contractual rate increases, and subscriber growth, which was driven by the launch of a new network in the United Kingdom. The increase in advertising revenue was driven by higher sold inventory and increased rates. Higher programming and production costs reflected coverage of the World Cup and ESPN’s new network in the United Kingdom. Improved operating results at the worldwide Disney Channel reflected higher affiliate revenues, driven by contractual rate increases and subscriber growth, and increased advertising revenue at the international channels.

Broadcasting

Operating income at Broadcasting increased $5 million to $209 million for the quarter primarily due to higher advertising revenues at the owned television stations and higher revenues from ABC Studios productions driven by international sales of Castle, Lost and Ghost Whisperer and increased third party network license fees for Criminal Minds. These increases were largely offset by higher programming costs at the ABC Television Network driven by programming write offs, unfavorable foreign currency impacts at our television distribution business, and higher pension and post-retirement medical expense. Advertising revenues at the ABC Television Network were comparable to the prior-year quarter as a decrease in sold inventory and lower ratings were largely offset by higher rates.

Parks and Resorts

Parks and Resorts revenues for the quarter increased 3% to $2.8 billion and segment operating income decreased 8% to $477 million. Results for the quarter were driven by decreases at our domestic parks and Disney Cruise Line, partially offset by improved results at our international operations.

Decreased operating income at our domestic parks was due to higher costs and lower attendance and hotel occupancy, partially offset by higher guest spending. Increased costs reflected labor cost inflation, higher pension and post-retirement medical expenses and costs for new guest offerings, including World of Color at Disneyland Resort, partially offset by lower volume-related costs. Decreased attendance in part reflected an unfavorable impact due to a shift in the timing of the Easter holiday period relative to our fiscal periods. Higher guest spending was primarily due to higher average ticket prices.

Disney Cruise Line operating income decreased due to lower passenger cruise days, increased operating costs to support the fleet expansion and higher fuel costs.

Improved results at our international operations reflected the sale of a real estate property and increased guest spending, hotel occupancy and attendance at Disneyland Paris. Improved results also reflected an increase at Hong Kong Disneyland Resort driven by increased attendance, guest spending and hotel occupancy.

Studio Entertainment

Studio Entertainment revenues for the quarter increased 30% to $1.6 billion and segment operating income increased $135 million to $123 million. Higher operating income was primarily due to the strong worldwide performance of our key titles in theatrical markets and improvements in domestic home entertainment and worldwide television distribution.

Worldwide theatrical results reflected the strong performance of Toy Story 3, Alice in Wonderland, and Iron Man 2 in the current quarter, partially offset by higher film cost write-downs. The prior-year quarter included Up, Hannah Montana: The Movie and The Proposal.

The increase at domestic home entertainment was primarily due to a lower production cost amortization rate and lower distribution and marketing expenses resulting from cost reduction initiatives. Key releases included Alice in Wonderland in the current quarter versus Bedtime Stories, Bolt and Confessions of a Shopaholic in the prior-year quarter.

The improvement at worldwide television distribution was driven by the timing of titles available in international markets.

Consumer Products

Consumer Products revenues for the quarter increased 19% to $606 million and segment operating income increased 22% to $117 million.

The increase in segment operating income was primarily due to an improvement at our retail business, driven by lower costs at The Disney Store North America, and an increase at Publishing driven by Marvel titles. Lower costs at The Disney Store North America were driven by lower cost of sales reflecting global procurement efficiencies.

At Merchandise Licensing, higher licensing revenue driven by the strength of Toy Story and sales of Marvel merchandise was offset by a higher revenue share with the Studio Entertainment segment and operating costs and intangible asset amortization associated with Marvel. The increased revenue share with the Studio Entertainment segment was primarily due to growth from Toy Story merchandise.

Interactive Media

Interactive Media revenues for the quarter increased 74% to $197 million and operating results improved from a loss of $75 million in the prior-year quarter to a loss of $65 million in the current quarter.

Improved operating results were primarily due to higher self-published video game sales at Disney Interactive Studios, reflecting the performance of current quarter releases, partially offset by higher marketing costs. The current quarter included the release of Toy Story 3 and Split Second, whereas the prior-year quarter included the release of Hannah Montana.

OTHER FINANCIAL INFORMATION

Restructuring and Impairment Charges

The Company recorded $36 million of restructuring and impairment charges in the current quarter primarily related to the closure of five ESPN Zone locations.

Net Interest Expense

Net interest expense was as follows (in millions):

	Quarter Ended
	July 3, 2010	June 27, 2009
Interest expense	$(103)	$(134)
Interest and investment income	14	59

Net interest expense	$(89)	$(75)

The decrease in interest expense for the quarter was driven by lower average debt balances. The decrease in interest and investment income was primarily due to a gain on the sale of an investment in the prior-year quarter.

Income Taxes

The effective income tax rate for the current quarter was 35.6% compared to 37.8% in the prior-year quarter. The decrease was driven by favorable adjustments related to certain prior-year income tax matters.

Noncontrolling Interests

Net income attributable to noncontrolling interests for the quarter increased $97 million to $174 million driven by higher operating results at ESPN. The net income attributable to noncontrolling interests is determined based on income after royalties, financing costs and income taxes.

Cash Flow

Cash provided by operations and free cash flow were as follows (in millions):

	Nine Months Ended
	July 3, 2010	June 27, 2009	Change
Cash provided by operations	$4,372	$3,581	$791
Investments in parks, resorts and other property	(1,313)	(1,127)	(186)

Free cash flow (1)	$3,059	$2,454	$605

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows below.

The increase in cash provided by operations for the nine months was driven by higher segment operating results.

The increase in capital expenditures for the nine months reflected higher construction progress payments on two new cruise ships, the expansion at Disney’s California Adventure and Hong Kong Disneyland, and the construction of a Disney Vacation Club Resort in Hawaii, partially offset by the construction of broadcast and film production facilities in the prior-year nine month period.

Capital Expenditures and Depreciation Expense

Investments in parks, resorts and other property by segment were as follows (in millions):

	Nine Months Ended
	July 3, 2010	June 27, 2009
Media Networks
Cable Networks	$60	$98
Broadcasting	52	87

Total Media Networks	112	185

Parks and Resorts
Domestic	851	674
International	148	75

Total Parks and Resorts	999	749

Studio Entertainment	65	110
Consumer Products	41	22
Interactive Media	13	15
Corporate	83	46

Total investments in parks, resorts and other property	$1,313	$1,127

Depreciation expense is as follows (in millions):

	Nine Months Ended
	July 3, 2010	June 27, 2009
Media Networks
Cable Networks	$87	$82
Broadcasting	71	66

Total Media Networks	158	148

Parks and Resorts
Domestic	614	606
International	249	239

Total Parks and Resorts	863	845

Studio Entertainment	42	36
Consumer Products	22	21
Interactive Media	16	20
Corporate	103	96

Total depreciation expense	$1,204	$1,166

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	July 3, 2010	Oct. 3, 2009	Change
Current portion of borrowings	$1,823	$1,206	$617
Long-term borrowings	10,804	11,495	(691)

Total borrowings	12,627	12,701	(74)
Less: cash and cash equivalents	(2,951)	(3,417)	466

Net borrowings (1)	$9,676	$9,284	$392

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

The total borrowings shown above include $2,443 million and $2,868 million attributable to Disneyland Paris and Hong Kong Disneyland Resort as of July 3, 2010 and October 3, 2009, respectively. Cash and cash equivalents attributable to Disneyland Paris and Hong Kong Disneyland Resort totaled $526 million and $606 million as of July 3, 2010 and October 3, 2009, respectively.

Non-GAAP Financial Measures

This earnings release presents earnings per share excluding the impact of certain items, net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of earnings per share, borrowings, cash flow or net income as determined in accordance with GAAP. Net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Earnings per share excluding certain items – The Company uses earnings per share excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The Company believes that information about earnings per share exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business. The following table reconciles reported earnings per share to earnings per share excluding certain items:

	Quarter Ended			Nine Months Ended
	July 3, 2010	June 27, 2009	Change	July 3, 2010	June 27, 2009	Change
Diluted EPS as reported	$0.67	$0.51	31%	$1.60	$1.29	24%
Exclude:
Restructuring and impairment charges	0.01	0.01	—%	0.07	0.11	(36)%
Other income (1)	(0.01)	—	nm	(0.05)	(0.04)	(25)%

Diluted EPS excluding certain items	$0.67	$0.52	29%	$1.62	$1.36	19%

(1)

Other income for the current quarter included a gain on the sale of the Power Rangers property. Other income for the current nine months consists of gains on the sales of our investments in television services in Europe in the first and second quarters, an accounting gain related to the acquisition of the Disney Stores in Japan in the second quarter, and a gain on the sale of the Power Rangers property in the third quarter. Other income for the prior-year nine months consists of a gain on the sale of an investment in two pay television services in Latin America.

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended		Nine Months Ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009
Segment operating income	$2,537	$1,849	$5,869	$4,819
Corporate and unallocated shared expenses	(119)	(96)	(282)	(268)
Restructuring and impairment charges	(36)	(21)	(212)	(326)
Other income	43	—	140	114
Net interest expense	(89)	(75)	(322)	(342)

Income before income taxes	2,336	1,657	5,193	3,997
Income taxes	(831)	(626)	(1,846)	(1,462)

Net income	$1,505	$1,031	$3,347	$2,535

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, August 10, 2010, at 4:30 PM EST/1:30 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through August 17, 2010 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.

Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 3, 2009 under Item 1A, “Risk Factors,” and subsequent reports.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited; in millions, except per share data)

	Quarter Ended		Nine Months Ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009
Revenues	$10,002	$8,596	$28,321	$26,282
Costs and expenses	(7,723)	(6,998)	(23,116)	(22,180)
Restructuring and impairment charges	(36)	(21)	(212)	(326)
Other income	43	—	140	114
Net interest expense	(89)	(75)	(322)	(342)
Equity in the income of investees	139	155	382	449

Income before income taxes	2,336	1,657	5,193	3,997
Income taxes	(831)	(626)	(1,846)	(1,462)

Net income	1,505	1,031	3,347	2,535
Less: Net income attributable to noncontrolling interests	(174)	(77)	(219)	(123)

Net income attributable to The Walt Disney Company (Disney)	$1,331	$954	$3,128	$2,412

Earnings per share attributable to Disney:
Diluted	$0.67	$0.51	$1.60	$1.29

Basic	$0.68	$0.51	$1.63	$1.30

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,978	1,874	1,951	1,871

Basic	1,945	1,857	1,917	1,855

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited; in millions, except per share data)

	July 3, 2010	October 3, 2009
ASSETS
Current assets
Cash and cash equivalents	$2,951	$3,417
Receivables	5,744	4,854
Inventories	1,322	1,271
Television costs	731	631
Deferred income taxes	1,162	1,140
Other current assets	691	576

Total current assets	12,601	11,889
Film and television costs	4,825	5,125
Investments	2,587	2,554
Parks, resorts and other property, at cost
Attractions, buildings and equipment	32,036	32,475
Accumulated depreciation	(17,808)	(17,395)

	14,228	15,080
Projects in progress	1,811	1,350
Land	1,115	1,167

Total parks, resorts and other property, at cost	17,154	17,597
Intangible assets, net	5,065	2,247
Goodwill	23,709	21,683
Other assets	2,364	2,022

	$68,305	$63,117

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$5,100	$5,616
Current portion of borrowings	1,823	1,206
Unearned royalties and other advances	2,566	2,112

Total current liabilities	9,489	8,934
Borrowings	10,804	11,495
Deferred income taxes	3,246	1,819
Other long-term liabilities	5,165	5,444
Commitments and contingencies
Disney Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value
Authorized – 4.6 billion shares at July 3, 2010 and 3.6 billion shares at October 3, 2009, Issued – 2.7 billion shares and 2.6 billion shares at July 3, 2010 and October 3, 2009, respectively	28,542	27,038
Retained earnings	33,493	31,033
Accumulated other comprehensive loss	(1,593)	(1,644)

	60,442	56,427
Treasury stock, at cost, 767.7 million shares at July 3, 2010 and 781.7 million shares at October 3, 2009	(22,483)	(22,693)

Total Disney Shareholders’ equity	37,959	33,734
Noncontrolling interests	1,642	1,691

Total equity	39,601	35,425

	$68,305	$63,117

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; in millions)

	Nine Months Ended
	July 3, 2010	June 27, 2009
OPERATING ACTIVITIES
Net income	$3,347	$2,535
Depreciation and amortization	1,279	1,206
Gains on dispositions	(118)	(114)
Deferred income taxes	464	283
Equity in the income of investees	(382)	(449)
Cash distributions received from equity investees	350	375
Net change in film and television costs	31	(280)
Equity-based compensation	391	336
Impairment charges	126	206
Other	13	(72)
Changes in operating assets and liabilities:
Receivables	(711)	506
Inventories	(1)	(71)
Other assets	112	(382)
Accounts payable and other accrued liabilities	(319)	(414)
Income taxes	(210)	(84)

Cash provided by operations	4,372	3,581

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(1,313)	(1,127)
Proceeds from dispositions	170	185
Acquisitions	(2,280)	(169)
Other	(40)	1

Cash used in investing activities	(3,463)	(1,110)

FINANCING ACTIVITIES
Commercial paper borrowings/(repayments), net	794	(1,985)
Borrowings	—	1,747
Reduction of borrowings	(579)	(795)
Dividends	(653)	(648)
Repurchases of common stock	(1,489)	(104)
Exercise of stock options and other	552	(559)

Cash used in financing activities	(1,375)	(2,344)

(Decrease)/increase in cash and cash equivalents	(466)	127
Cash and cash equivalents, beginning of period	3,417	3,001

Cash and cash equivalents, end of period	$2,951	$3,128